Exhibit 99.1

HALOZYME REPORTS THIRD QUARTER 2026 RESULTS AND
RAISES FULL YEAR 2026 FINANCIAL GUIDANCE
Total Revenue Increased 39% YOY to $493 million
Royalty Revenue Increased 44% YOY to $341 million
Raising 2026 Financial Guidance Ranges:
Total Revenue of $1.860 - $1.925 billion, YOY Growth of 33% - 38%
Royalty Revenue of $1.235 - $1.255 billion, YOY Growth of 42% - 45%
Adjusted EBITDA of $1.240 - $1.290 billion, YOY Growth of 89% - 96%1
Non-GAAP Diluted EPS of $8.75 - $9.05, YOY Growth of 111% - 118%1

Expanded ENHANZE® Collaboration Agreements with Three Current Partners

Three ENHANZE® Programs Advanced into Phase 1 Clinical Development
SAN DIEGO, November 5, 2026 -- Halozyme Therapeutics, Inc. (Nasdaq: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the third quarter ended September 30, 2026, and provided an update on its recent corporate activities.

“Halozyme delivered another exceptional quarter, with total revenue increasing 39% and royalty revenue growing 44% year-over-year to record levels,” said Dr. Helen Torley, President and Chief Executive Officer. “In and post the quarter, we have achieved multiple milestones that expand our opportunity and diversify our revenue. During the quarter, we expanded our agreements with argenx and Incyte to include additional targets to be evaluated with ENHANZE. In October, we also signed an expanded agreement with Johnson & Johnson for one additional target. Three ENHANZE programs, one each with Pfizer, Incyte and argenx advanced into Phase 1 clinical development, bringing our total products in development to twelve.”

Dr. Torley continued, “In October, we also achieved an important victory in protecting our intellectual property. The Dutch specialized patent court found that Merck is infringing one of our MDASE patents and granted an injunction prohibiting the launch of Keytruda Qlex in multiple European markets. Our commitment to protecting the value of our innovations, growing royalties, continued partner expansion and growing pipeline demonstrates the power of Halozyme’s compounding platform engine and positions us to deliver durable revenue well into the next decade.”

“Based on our strong financial performance this quarter, we are pleased to be able to raise our guidance for the full year 2026,” said Darren Snellgrove, Executive Vice President and Chief Financial Officer. “We also further strengthened our financial position with the successful completion of our $1.5 billion convertible notes, which enhances our flexibility to execute our disciplined capital allocation strategy. We completed $400 million in share repurchases this year while continuing to invest in our highest-return organic opportunities and maintaining a clear path to retire our remaining 2027 and

2028 notes at maturity. With our strong cash generation, we remain focused on capital deployment to maximize long-term value creation.”

Recent and Third Quarter Corporate Highlights:
•In October 2026, the Company announced the specialized Dutch patent court of the Hague found Merck Sharp & Dohme B.V. (“MSD BV”), the central European Market Authorization holder for Merck & Co., Inc., to be infringing one of Halozyme’s MDASE™ patents and ordered MSD BV to refrain from manufacturing, having manufactured, offering, placing on the market and using, or importing or stocking for these purposes, Keytruda Qlex in Belgium, Denmark, France, Ireland, Italy, Sweden, Switzerland and the Netherlands. The injunction also forbids MSD BV to facilitate infringement by its affiliates in those countries, including by allowing the use of its European Marketing Authorization. The court also rejected MSD BV’s arguments that the patent is invalid.
•During the third quarter of 2026, Halozyme repurchased approximately 0.8 million shares for $67.2 million at an average price of $79.47 per share under the May 2026 share repurchase program, resulting in $400 million of share repurchases in 2026.

Recent Partner Highlights:
•In October 2026, Takeda announced a Biologics License Application was filed with the Food and Drug Administration (“FDA”) for TAK-881 for the treatment of Primary Immunodeficiency Disease.
•In October 2026, Janssen expanded its collaboration and licensing agreement with us for an additional oncology target to be developed with ENHANZE®.
•In October 2026, Roche announced the FDA has approved TECENTRIQ® (atezolizumab) and TECENTRIQ HYBREZA® (atezolizumab and hyaluronidase-tqjs) in combination with a fluoropyrimidine and oxaliplatin for the adjuvant treatment of stage III deficient DNA mismatch repair (“dMMR”) colon cancer, a type of tumour characterized by high mutation rates. This approval marks the twelfth indication for TECENTRIQ in the U.S.

Third Quarter Partner Highlights:
•In the third quarter of 2026, argenx submitted a supplemental Biologics License Application for VYVGART® in ocular myasthenia gravis to the FDA.
•In September 2026, argenx expanded its collaboration and licensing agreement by nominating two additional targets which provides exclusive access to ENHANZE® for a total of eight targets.
•In September 2026, Pfizer initiated a Phase 1 study to evaluate the pharmacokinetics of a single SC dose of tilrekimig with ENHANZE® in healthy adults. Tilrekimig is a trispecific monoclonal antibody being developed for the treatment of atopic dermatitis, asthma, and chronic obstructive pulmonary disease.
•In September 2026, Halozyme and Incyte expanded their collaboration to evaluate the SC formulation of axatilimab, a monoclonal antibody targeting colony-simulating factor-1 receptor, with ENHANZE®. Under the terms of the new target agreement, Incyte agreed to make an upfront payment and potential future milestone payments and royalties on net sales of products developed with ENHANZE®.
•In August 2026, GSK disclosed plans to initiate a Phase 1b study to evaluate the pharmacokinetics and safety of a SC belantamab formulation with ENHANZE® versus IV belantamab in patients with multiple myeloma while treated with standard of care.
•The SC formulation of INCA033989, a first-in-class mutant calreticulin-targeted monoclonal antibody utilizing ENHANZE® drug delivery technology is being evaluated in an ongoing Phase 1 study.

•In July 2026, Halozyme and Incyte entered into a global collaboration and license agreement to evaluate additional SC formulations of INCA033989, a first-in-class mutant calreticulin-targeted monoclonal antibody, in patients with mutant calreticulin expressing myeloproliferative neoplasms, utilizing Halozyme’s proprietary ENHANZE® drug delivery technology. Under the collaboration, Incyte also has the option to nominate up to two additional targets for use with ENHANZE®. Under the terms of the agreement, Incyte agreed to make an upfront payment and potential future milestone payments and royalties on net sales of products developed with ENHANZE®.
•In July 2026, Janssen announced the FDA granted priority review of the supplemental Biologics License Application filing for SC amivantamab and hyaluronidase-lpuj in adults with head and neck squamous cell carcinoma.
•In the third quarter of 2026, the ongoing ARGX-119 adimanebart program was expanded to include a Phase 1 SC bioavailability study with ENHANZE®.

Third Quarter 2026 Financial Highlights:
•Total revenue was $493.0 million, compared to $354.3 million in the third quarter of 2025. The 39% year-over-year increase was primarily driven by royalty revenue growth and an increase in product sales. Revenue included $341.0 million in royalties, an increase of 44% compared to $236.0 million in the third quarter of 2025, primarily driven by continued sales uptake of ENHANZE® partner products that have launched since 2020, predominantly by VYVGART® Hytrulo by argenx, DARZALEX® SC by Janssen, and Phesgo by Roche in all geographies and contributions from other recently launched products.
•Cost of sales was $82.5 million, compared to $55.2 million in the third quarter of 2025. The increase in cost of sales was primarily due to an increase in bulk rHuPH20 sales.
•Amortization of intangibles expense was $29.5 million, compared to $17.8 million in the third quarter of 2025. The increase in amortization of intangibles expense was due to the acquisition of Elektrofi, Inc. (“Elektrofi”) in November 2025.
•Research and development expense was $27.8 million, compared to $17.3 million in the third quarter of 2025. The increase was primarily due to the acquisition of Elektrofi and Surf Bio, Inc. in the fourth quarter of 2025.
•Selling, general and administrative expense was $58.2 million, compared to $46.1 million in the third quarter of 2025. The increase was primarily due to an increase in consulting and professional service fees, including litigation costs incurred in connection with a patent infringement litigation case, the acquisition of Elektrofi, and an increase in compensation expense.
•Operating income was $295.0 million, compared to $217.9 million in the third quarter of 2025.
•Net income was $247.0 million, compared to $175.2 million in the third quarter of 2025.
•EBITDA was $328.7 million, compared to $238.3 million in the third quarter of 2025. Adjusted EBITDA was $336.2 million, compared to $248.2 million in the third quarter of 2025.1
•GAAP diluted earnings per share was $2.01, compared to $1.43 in the third quarter of 2025. Non-GAAP diluted earnings per share was $2.39, compared to $1.72 in the third quarter of 2025.1
•Cash, cash equivalents, restricted cash and marketable securities were $1.08 billion on September 30, 2026, compared to $145.4 million on December 31, 2025. The increase was primarily driven by the issuance of convertible notes and cash generated from operations.

Financial Outlook for 2026
The Company is raising its 2026 financial guidance ranges, which were last updated on August 6, 2026.
For the full year 2026, the Company expects:
•Total revenue of $1.860 billion to $1.925 billion, representing growth of 33% to 38% over 2025 total revenue, primarily driven by increases in royalty revenue and product sales from API.
•Revenue from royalties of $1.235 billion to $1.255 billion, representing growth of 42% to 45% over 2025.
•Adjusted EBITDA of $1.240 billion to $1.290 billion, representing growth of 89% to 96% over 2025, including new Hypercon™ and Aerocon™ investments of approximately $60 million.
•Non-GAAP diluted earnings per share of $8.75 to $9.05, representing growth of 111% to 118% over 2025. The Company’s earnings per share guidance includes new Hypercon™ and Aerocon™ investments of approximately $60 million and does not consider the impact of potential future share repurchases.
Table 1. 2026 Financial Guidance

	Previous Guidance Range	New Guidance Range
Total Revenue	$1.835 to $1.910 billion	$1.860 to $1.925 billion
Royalty Revenue	$1.220 to $1.245 billion	$1.235 to $1.255 billion
Adjusted EBITDA[1]	$1.225 to $1.280 billion	$1.240 to $1.290 billion
Non-GAAP Diluted EPS[1]	$8.65 to $9.00	$8.75 to $9.05
1    EBITDA, Adjusted EBITDA and Non-GAAP Diluted EPS are Non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures. Reconciliations between GAAP reported and Non-GAAP financial information for actual results are provided at the end of this earnings release.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the third quarter ended September 30, 2026 today, Thursday, November 5, 2026, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link:https://events.q4inc.com/analyst/811361061?pwd=qhqAVQ9L. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the subcutaneous delivery of injected drugs and fluids, with the goal of reducing treatment burden and improving convenience. ENHANZE® has touched more than one million patient lives through ten commercialized products across over 100 global markets and is licensed to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical, Acumen Pharmaceuticals, Merus N.V., GSK, and Incyte.
Halozyme expanded its drug delivery technology portfolio to develop partner products using Hypercon™ and Surf Bio’s hyperconcentration technology, recently renamed as Aerocon™. Hypercon™ is microparticle technology with the potential to set a new standard in hyperconcentration of drugs and biologics by reducing injection volume for the same dosage and enabling administration in at-home and healthcare-provider settings. The addition of Aerocon™ polymer-based hyperconcentration technology may further broaden the range of biologics that can be delivered subcutaneously. Together, we believe Hypercon™ and Aerocon™ technology complement ENHANZE® by enabling creation and delivery of highly concentrated biologics. The Hypercon™ technology has been licensed to leading biopharmaceutical partners, including Janssen, Eli Lilly, argenx, Vertex Pharmaceuticals, and Oruka Therapeutics.
Halozyme also develops, manufactures and commercializes drug-device combination products using advanced auto-injector technologies designed to improve convenience, reliability and tolerability, enhancing patient comfort and adherence. The Company has two proprietary commercial products, Hylenex® and XYOSTED®, partnered commercial products and ongoing development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA, with offices in Ewing, NJ; Minnetonka, MN; and Boston, MA. Minnetonka is also the site of its operations facility.
For more information, visit www.halozyme.com and connect with us on LinkedIn.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and share-based compensation acceleration expenses and intellectual property litigation costs. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and share-based compensation acceleration expenses, intellectual property litigation costs, inducement expenses related to convertible notes, and certain adjustments to income tax expense. The Company calculates Non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating Non-GAAP diluted earnings per share. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations for forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides Non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the GAAP measures may be materially different than the Non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures.
The Company considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2026) and expectations for future growth, profitability, revenue durability and diversity, total revenue, royalty revenue, royalty revenue duration, EBITDA, Adjusted EBITDA, and non-GAAP diluted earnings-per-share, and shareholder value and retirement of outstanding debt. These forward-looking statements also include statements regarding the injunction issued by the specialized Dutch patent court of the Hague and other findings of the court mentioned in this press release, the Company’s potential receipt of upfront payments and payments associated with achievement of certain development, regulatory and sales-based milestones, and royalties on sales of commercialized products from our collaboration agreements. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery including its potential application with antibody drug conjugates. Forward-looking statements regarding the Company’s Hypercon™ and Aerocon™ technologies include the possible benefits and attributes of these technologies, including the potential to reduce injection volume for the same dosage of drugs and biologics and possibly enabling administration in at‑home and healthcare‑provider settings and statements concerning certain other potential benefits of these technologies including facilitating administration of injectable medications through subcutaneous delivery by enabling creation and delivery of highly concentrated biologics and potentially lowering the treatment burden, easing treatment access and improving the treatment experience for patients. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and advancement of partnered development programs, regulatory submissions and product launches, the size and growth prospects of our partners’ drug franchises, potential new or expanded collaborations and collaborative targets, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “preliminary,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including uncertainties concerning future matters such as unexpected changes in market conditions, changes in domestic and foreign business, changes in the competitive environment in which the Company operates, judicial decisions related to the injunction and other judicial findings mentioned in this press release, unexpected early expiration or termination of the patent terms for the Company’s drug delivery technologies, unexpected levels of revenues, expenditures and costs, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.

Contact:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues
Royalties	$341,001	$236,038	$889,381	$609,869
Product sales, net	137,328	94,228	397,378	253,779
Revenues under collaborative agreements	14,645	23,998	63,922	81,196
Total revenues	492,974	354,264	1,350,681	944,844
Operating expenses
Cost of sales	82,475	55,242	240,884	150,004
Amortization of intangibles	29,512	17,762	88,536	53,286
Research and development	27,778	17,251	81,002	49,593
Selling, general and administrative	58,240	46,088	173,119	130,064
Total operating expenses	198,005	136,343	583,541	382,947
Operating income	294,969	217,921	767,140	561,897
Other income (expense)
Investment and other income, net	2,172	5,333	6,326	19,042
Inducement expense related to convertible notes	(465)	—	(465)	—
Interest expense	(6,045)	(4,296)	(17,141)	(13,215)
Income before income tax expense	290,631	218,958	755,860	567,724
Income tax expense	43,582	43,733	128,849	109,244
Net income	$247,049	$175,225	$627,011	$458,480

Earnings per share
Basic	$2.17	$1.49	$5.39	$3.80
Diluted	$2.01	$1.43	$5.12	$3.68

Weighted average common shares outstanding
Basic	113,797	117,219	116,389	120,570
Diluted	122,611	122,331	122,349	124,449

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,029,988	$133,820
Marketable securities, available-for-sale	44,399	9,000
Accounts receivable, net and contract assets	525,592	441,273
Inventories	132,613	176,475
Prepaid expenses and other current assets	114,138	64,639
Total current assets	1,846,730	825,207
Property and equipment, net	82,286	82,137
Prepaid expenses and other assets	68,806	53,551
Goodwill	581,732	580,360
Intangible assets, net	892,931	981,467
Restricted cash	861	2,601
Total assets	$3,473,346	$2,525,323

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$33,546	$20,899
Accrued expenses	136,930	156,193
Current portion of long-term debt, net	305,612	—
Total current liabilities	476,088	177,092
Long-term debt, net	2,944,691	2,142,630
Other long-term liabilities	101,466	113,863
Deferred tax liabilities, net	6,340	42,924
Total liabilities	3,528,585	2,476,509

Stockholders’ (deficit) equity
Common stock	114	118
Additional paid-in capital	—	12,002
Accumulated other comprehensive loss	2,781	(18,092)
(Accumulated Deficit) Retained earnings	(58,134)	54,786
Total stockholders’ (deficit) equity	(55,239)	48,814
Total liabilities and stockholders’ (deficit) equity	$3,473,346	$2,525,323

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2026	2025
GAAP Net Income	$247,049	$175,225
Adjustments
Investment and other income, net	(2,172)	(5,334)
Interest expense	6,045	4,296
Income tax expense	43,582	43,733
Depreciation and amortization	34,199	20,420
EBITDA	328,703	238,340
Adjustments
Transaction costs for business combinations(1)	—	3,871
Intellectual property litigation costs(2)	7,452	6,038
Adjusted EBITDA	$336,155	$248,249
(1)Amount represents incremental costs including legal and advisory fees incurred in association with the acquisition of Elektrofi.
(2)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck Sharp & Dohme LLC (“Merck”). These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2026	2025
GAAP Net Income	$247,049	$175,225
Adjustments
Inducement expense related to convertible notes	465	—
Share-based compensation	16,802	12,160
Amortization of debt discount	2,220	1,858
Amortization of intangible assets	29,512	17,762
Transaction costs for business combinations(1)	—	3,871
Intellectual property litigation costs(2)	7,452	6,038
Income tax effect of above adjustments(3)	(19,699)	(10,120)
Non-GAAP Net Income	$283,801	$206,794

GAAP Diluted EPS	$2.01	$1.43
Adjustments
Inducement expense related to convertible notes	0.01	—
Share-based compensation	0.15	0.10
Amortization of debt discount	0.02	0.02
Amortization of intangible assets	0.25	0.15
Transaction costs for business combinations(1)	—	0.03
Intellectual property litigation costs(2)	0.07	0.05
Income tax effect of above adjustments(3)	(0.17)	(0.08)
Non-GAAP Diluted EPS	$2.39	$1.72

GAAP Diluted Shares	122,611	122,331
Adjustments
Adjustment for dilutive impact of convertible notes(4)	(3,728)	(2,014)
Non-GAAP Diluted Shares	118,883	120,317
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
.
(1)Amount represents incremental costs including legal and advisory fees incurred in association with the acquisition of Elektrofi.
(2)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(3)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items.
(4)Adjustment made for the dilutive effect of our convertible notes due 2028, 2031 and 2032 when the effect is not the same on a GAAP and Non-GAAP basis for the reporting period.